Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Openwave Systems Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the registration statement on Form S-3 to be filed on or about December 16, 2004 of Openwave Systems Inc. of our report dated July 30, 2004, except as to the third paragraph in Note 8(b), which is as of August 9, 2004, with respect to the consolidated balance sheets of Openwave Systems Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004, annual report on Form 10-K of Openwave Systems Inc. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

Our report refers to a change in accounting for goodwill and other intangible assets effective July 1, 2002.

/s/ KPMG LLP

Mountain View, CA

December 15, 2004